As filed with the Securities and Exchange Commission on January 16, 2009
Registration No. 333-145497

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Genelabs Technologies, Inc.
(Exact Name of Registrant as specified in its charter)

California	94-3010150
(Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
505 Penobscot Drive
Redwood City, California 94063
(650) 369-9500
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

William Mosher
President and Chief Executive Officer
Genelabs Technologies, Inc.
505 Penobscot Drive
Redwood City, California 94063
(650) 369-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

SIGNATURES

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3, (No. 333-145497), which was declared effective on August 27, 2007 (the “Registration Statement”), is being filed to deregister unsold common stock, preferred stock, debt securities and/or warrants of Genelabs Technologies, Inc. (the “Company”).
     On October 29, 2008, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with SmithKline Beecham Corporation (“SKB”) and Gemstone Acquisition Corporation (the “Purchaser”). The Agreement contemplated that the Company would merge with and into Purchaser, with the Company surviving as a wholly-owned subsidiary of SKB (the “Merger”). The Merger became effective on January 7, 2009 (the “Effective Date”) as a result of filing a Certificate of Ownership with the Secretary of State of the State of California.
     As of the Effective Date, each share of common stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than the shares held in the treasury of the Company or owned by SKB or any wholly-owned subsidiary of SKB or the Company or held by stockholders who properly exercised dissenters’ appraisal rights under California law) converted into the right to receive $1.30 per share, without interest thereon and less an required withholding taxes.
     As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. The Company estimates that securities of approximately $23,689,166.48 in value have been sold, and thus securities with a value of approximately $26,310,833.52 remain unsold as of the date hereof and are hereby removed from registration.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 16, 2009.

Genelabs Technologies, Inc.
By:	/s/ William Mosher
	Name:	William Mosher
	Title:	Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities indicated, on January 16, 2009.

Signatures	Title	Date

/s/ William Mosher William Mosher	President, Chief Executive Officer and Director	January 16, 2009

/s/ Audrey Klijian Audrey Klijian	Chief Financial Officer and Director	January 16, 2009